News Release

For Immediate Release:	For More Information,
December 12, 2025	Contact: Katie Doyle
336-286-8741

First Bancorp Announces Cash Dividend

Southern Pines, NC, December 12, 2025 - The Board of Directors of First Bancorp (NASDAQ: FBNC) (the “Company”), the parent company of First Bank, has declared a cash dividend on its common stock of $0.23 per share payable on January 25, 2026 to shareholders of record as of December 31, 2025.

Richard Moore, Chief Executive Officer of First Bancorp, stated, “During the third quarter, we maintained strong capital and liquidity and delivered meaningful increases in adjusted net income and adjusted EPS. We remain committed to delivering consistent value for our shareholders and we are pleased to continue providing cash dividends.”

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $12.8 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 113 branches in North Carolina and South Carolina. Since 1935, First Bank has taken a tailored approach to banking, combining best-in-class financial solutions, helpful local expertise, and technology to manage a home or business. First Bank also provides SBA loans to customers through its nationwide network of lenders.

Please visit our website at www.LocalFirstBank.com for more information.

First Bancorp's common stock is traded on The NASDAQ Global Select Market under the symbol "FBNC." Member FDIC, Equal Housing Lender.